Exhibit 23.2

[Letterhead of Walkers]

11 December 2006	Our Ref: LY/P0540-H01003

Melco PBL Entertainment (Macau) Limited

The Penthouse

38th Floor

The Centrium

60 Wyndham Street

Central

Hong Kong

Dear Sirs

MELCO PBL ENTERTAINMENT (MACAU) LIMITED (THE “COMPANY”)

We hereby consent to the reference to our firm under the headings “Taxation”, “Enforceability of Civil Liabilities”, “Legal Matters”, “Management” and elsewhere in the Registration Statement on Form F-1, originally filed by the Company on 1 December 2006 with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Walkers

WALKERS